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                                                                    EXHIBIT 99.a

[ONEOK LOGO]

                                 FINANCIAL NEWS
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ONEOK, INC.                                 CONTACT: WELDON WATSON, 918/588-7158
P.O. BOX 87
TULSA, OK 74102-0871                    FOR IMMEDIATE RELEASE: FEBRUARY 22, 1999


                   ONEOK CONFIRMS ITS OFFER FOR SOUTHWEST GAS


         TULSA, Oklahoma -- ONEOK, Inc., has been advised by Southwest Gas Corporation (NYSE:SWX) that it has received an unsolicited offer of $32 per share of common stock from the Southern Union Company (NYSE:SUG). The ONEOK and Southwest boards of directors unanimously approved a definitive agreement on December 14, 1998, containing a cash offer by ONEOK of $28.50 for each outstanding share of Southwest Gas common stock.

         Larry Brummett, ONEOK chairman and chief executive officer, said, "Obviously, we were surprised by the Southern Union offer. We based our offer on due diligence, consultation with investment advisors and sound business judgment. We believe our offer is fair, competitive and still valid."

         The ONEOK offer would create the largest stand-alone gas distribution company in the United States serving 2.6 million customers in five states. The combined companies would become the primary gas distributor in Arizona, Kansas, Nevada and Oklahoma with a strong presence in California.

         A ONEOK/Southwest Gas combination would be solid financially with strong cash flow to enhance growth opportunities in the rapidly expanding Southwest Gas service area. It would be a strong regional energy company poised to compete in the rapidly deregulating energy marketplace better serving shareholders, customers and employees.

         ONEOK (NYSE:OKE) is engaged in natural gas intrastate distribution and transmission, gas processing, marketing and production. ONEOK has approximately
31.6 million shares of common stock outstanding.

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